Exhibit (h)(5)

AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment to the Administrative Services Agreement is effective as of the _____ day of November, 2011, between Marshall Funds, Inc. (the “Fund”) and Marshall & Ilsley Trust Company N.A., a national banking association (“M&I”).

WHEREAS, pursuant to the Administrative Services Agreement dated January 1, 2000, as amended (the “Agreement”), M&I is responsible for providing individuals to serve as officers of the Fund;

WHEREAS, the Board of Directors of the Fund has appointed a Chief Compliance Officer in accordance with Rule 38a-1 under the Investment Company Act of 1940; and

WHEREAS, the parties desire to clarify that the compensation payable to the Fund’s Chief Compliance Officer is the responsibility of M&I under the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. No Modification of Agreement. The Agreement is hereby incorporated by reference. Nothing in this Amendment shall be deemed to modify, alter, negate, supersede or otherwise change in any manner or form any provision of the Agreement, except as may be specifically set forth herein.

2. Section 3 of the Agreement, Expenses, is hereby amended to read in its entirety as follows:

3. Expenses. M&I shall be responsible for expenses incurred in providing all the Administrative Services, as described in Section 2, to the Fund, including the compensation of employees of M&I or an affiliate who serve as Directors or Officers of the Fund. Without limiting the generality of the foregoing, M&I shall be responsible for the compensation of the Fund’s Chief Compliance Officer, subject to the approval of the independent directors of the Fund in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund shall be responsible for all other expenses incurred by M&I on behalf of the Fund, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, insurance premiums, fees payable to directors who are not “interested persons” of the Fund as defined in the 1940 Act, taxes, and trade association dues.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

MARSHALL FUNDS, INC.		MARSHALL & ILSLEY TRUST COMPANY

By:		By:
Name:	John M. Blaser	Name:
Title:	President	Title: